Filed pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended
Registration Number 333-114749
PROSPECTUS SUPPLEMENT
(To the Prospectus dated October 4, 2005)
$255,085,000
Senior Convertible Notes Due 2024 and
Shares of Common Stock Issuable Upon Conversion of the Notes

     This Prospectus Supplement supplements the prospectus dated October 4, 2005 (the “Prospectus”) relating to the sale by the holders of Senior Convertible Notes due 2024 of Dick’s Sporting Goods, Inc. (the “Notes”) and 17.2022 shares of Common Stock of Dick’s Sporting Goods, Inc. issuable upon conversion of each $1,000 principal amount at maturity of the Notes.
     This Prospectus Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus.
     This Prospectus Supplement is filed solely for the purpose of reflecting changes in holdings of selling securityholders under the Prospectus. As of August 1, 2006, the entries for RCG Halifax Fund and RCG Latitude Master Fund appearing under the heading “Selling Securityholders” on page 47 in the Prospectus are revised to include the following:

	Principal Amount of Notes		Number of Shares of Common Stock
	Beneficially	Percentage			Owned
	Owned and	of Notes	Beneficially	Offered	After the
Selling Securityholder(1)	Offered Hereby	Outstanding	Owned (1)(2)	Hereby	Offering (3)
RCG Halifax Master Fund, Ltd.	471,000	*	8,102	8,102	—
RCG Latitude Master Fund, Ltd.	93,000	*	1,599	1,599	—

* Less than 1%.
(1)	Information regarding the selling securityholders may change from time to time. Any changed information will be set forth in amendments or supplements if and when necessary.

(2)	Assumes for each $1,000 in principal amount at maturity of notes a maximum of 17.2022 shares of common stock could be received upon conversion.

(3)	Assumes that any other holders of notes or any future transferee from any holder does not beneficially own any common stock other than common stock into which the notes are convertible.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is August 4, 2006.